FLG Flangas Law Group	EXHIBIT 5.1

September 27, 2021

Board of Directors

COMSovereign Holding Corp.

5000 Quorum Drive, Suite 400

Dallas, Texas 75254

Re:	Registration on Form S-3 for COMSovereign Holding Corp.

Ladies and Gentlemen:

We are acting as special Nevada counsel for COMSovereign Holding Corp., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to an aggregate of 8,735,790 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, including: (i) an aggregate of 5,600,001 shares (collectively, the “Conversion Shares”) of Common Stock issuable upon the conversion of certain outstanding convertible promissory notes of the Company dated May 27, 2021 and August 25, 2021 (collectively, the “Notes”), and (ii) up to an aggregate of 3,135,789 shares (collectively, the “Warrant Shares”) of Common Stock issuable upon the exercise in full of certain outstanding warrants of the Company dated May 27, 2021 and August 25, 2021 (the “Warrants”), plus an indeterminate number of shares of common stock as may be issuable under Rule 416 of the Act to prevent dilution from stock splits, stock dividends or other distribution, recapitalization or similar transactions, in each case for the accounts of the selling shareholders identified in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1.	The Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.	The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.	The forms of the Notes and the Warrants attached as exhibits to the respective resolutions of the Board of Directors of the Company authorizing the issuance of the Notes and Warrants.

4.	Written consent of the Board of Directors of the Company dated May 26, 2021, a written consent of the Board of Directors of the Company, dated August 25, 2021, and a written consent of the Board of Directors of the Company, dated September 24, 2021 (collectively, the “Resolutions”), relating to, among other things, the following: (i) the authorization of the issuance of the Notes and the Warrants, and (ii) the registration of the Conversion Shares and the Warrant Shares under the Act, as certified by an officer of the Company as of the date hereof;

5.	A Good Standing Certificate for the Company from the Nevada Secretary of State dated August 31, 2021; and

6.	The Registration Statement.

COMSovereign Holding Corp.

September 27, 2021

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of its duly authorized but unissued shares of Common Stock as is necessary to provide for the issuance of the Conversion Shares and the Warrant Shares.

Based upon the foregoing, and subject to the exceptions, exclusions, limitations and caveats set forth herein, it is our opinion that:

1.	The Conversion Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of a Note, such Conversion Shares will be validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of a Warrant, such Warrant Shares will be validly issued, fully paid and nonassessable.

Notwithstanding the foregoing, we express no opinion if, despite the above reservation, future issuances of the Company’s securities, including pursuant to adjustments to outstanding shares of the Company’s capital stock, cause the Warrants to be exercisable for more shares of Common Stock than the number of shares of Common Stock that remains authorized but unissued.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

COMSovereign Holding Corp.

September 27, 2021

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Warrants, the Warrant Shares or the Issued Shares. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrants, the Warrant Shares or the Issued Shares.

Very truly yours,

/s/ Flangas Law Group
FLANGAS LAW GROUP